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                                                                     Exhibit 5.1


                         [LETTERHEAD OF MILES & STOCKBRIDGE,
                             A PROFESSIONAL CORPORATION]


                             June 6, 1997



Big Flower Press Holdings, Inc.
3 East 54th Street
New York, New York  10022

Ladies and Gentlemen:

    In connection with the registration under the Securities Act of 1933 (the "Act") of 500,000 shares of common stock, par value $.01 per share (the "Common Stock"), of Big Flower Press Holdings, Inc., a Delaware corporation (the "Company"), pursuant to the Treasure Chest Advertising Company, Inc. Savings Plus 401(k) Plan (the "Plan"), we have examined such corporate records, certificates and documents as we deemed necessary for the purpose of rendering this opinion.

    Based on the foregoing, we are of the opinion that the 500,000 shares of Common Stock to be issued by the Company under the Plan has been duly and validly authorized and, when issued upon the terms set forth in the Plan and the registration statement, will be legally issued, fully paid and nonassessable.

    We hereby consent to the filing of this opinion as an exhibit to the registration statement covering the Common Stock. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations promulgated by the Securities and Exchange Commission thereunder.

                             Very truly yours,

                             Miles & Stockbridge,
                             a Professional Corporation



                                 /s/ Thomas J. St. Ville
                             By:__________________________________
                                Thomas J. St. Ville, Principal